UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2025

SEMTECH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-06395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road
Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMTC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Convertible Notes and the Indenture

On October 7, 2025, Semtech Corporation (the “Company”) priced its offering of $350 million in aggregate principal amount of 0% Convertible Senior Notes due 2030 (the “Notes”). The Notes were issued pursuant to an Indenture, dated October 10, 2025 (the “Indenture”), between the Company, the subsidiary guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable. The Company also granted the Initial Purchasers (as defined below) of the Notes an option to purchase, for settlement by (and including) October 15, 2025, up to an additional $52.5 million aggregate principal amount of Notes on the same terms and conditions. The Initial Purchasers exercised their option in full on October 8, 2025, bringing the total aggregate principal amount of the Notes to $402.5 million.

The Notes will mature on October 15, 2030, unless earlier redeemed, repurchased or converted. The Notes will not bear regular interest and the principal amount of the Notes will not accrete. The Company will pay special interest, if any, at the Company’s election as the sole remedy relating to the failure to comply with its reporting obligations under the Indenture or if the Notes are not freely tradeable as required by the Indenture. The Notes will be convertible at the option of the holders of the Notes at any time prior to the close of business on the business day immediately preceding July 15, 2030, only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on January 25, 2026 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock, par value $0.01 per share (hereinafter referred to as “common stock”), for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate for the Notes on each such trading day; (3) if the Company calls such Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called) for redemption; or (4) upon the occurrence of specified corporate events. On or after July 15, 2030, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, regardless of the foregoing circumstances. Upon conversion, the Company will settle conversions by paying cash up to the aggregate principal amount of the Notes being converted and paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted, based on the then applicable conversion rate. The conversion rate for the Notes will initially be 9.8964 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $101.05 per share of common stock. The initial conversion price of the Notes represents a premium of approximately 42.50% over the $70.91 per share last reported sale price of the common stock on October 7, 2025. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture.

The Notes will not be redeemable before October 20, 2028. The Notes will be redeemable, in whole or in part (subject to certain limitations), for cash at the Company’s option at any time, and from time to time, on or after October 20, 2028, and prior to the 21st scheduled trading day immediately preceding the maturity date, but only if the last reported sale price per share of the Company’s common stock has been at least 130% of the conversion price for the Notes then in effect on (i) each of at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption and (ii) the trading day immediately preceding the date the Company sends such notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date. If the Company elects to redeem fewer than all of the outstanding Notes, at least $75.0 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the relevant redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.

Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, subject to certain conditions, holders of the Notes may require the Company to repurchase for cash all or any portion of the Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes, equal in right of payment with all of the Company’s liabilities that are not so subordinated (including the Company’s existing 1.625% Convertible Senior Notes due 2027 (the “2027 Notes”) and the existing 4.00% Convertible Senior Notes due 2028 (the “2028 Notes”)), effectively junior to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness (including indebtedness under the Company’s Credit Agreement (as defined in the Indenture)), and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the Notes. The Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s current and future direct and indirect wholly-owned domestic subsidiaries that guarantee the Company’s borrowings under the Credit Agreement.

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1)	the Company defaults in any payment of special interest, if any, on any Note when due and payable and the default continues for a period of 30 days;

(2)

the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)

failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for five business days;

(4)

failure by the Company to issue a fundamental change notice (as defined in the Indenture) when due and such failure continues for two business days, or (ii) notice of a specified corporate event when due and such failure continues for five business days;

(5)

failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger, sale, conveyance, transfer, and lease of all or substantially all of the consolidated properties and assets of the Company and its subsidiaries;

(6)

failure by the Company for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes or the Indenture;

(7)

default by the Company or any significant subsidiary (as defined in the Indenture) with respect to any mortgage, agreement, or other instrument under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed in excess of $75.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or such significant subsidiary, whether such indebtedness now exists or is hereafter created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture;

(8)	certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary or any group of guarantors that, taken together, would constitute a significant subsidiary; and

(9)

except as permitted by the Indenture, any guarantee of a guarantor that is a significant subsidiary, or the guarantees of any group of guarantors that, taken together, would constitute a significant subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any guarantor that is a significant subsidiary, or any group of guarantors that, taken together, would constitute a significant subsidiary, or any person acting on behalf of any such guarantor or guarantors, shall deny or disaffirm in writing its obligation under its guarantee.

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid special interest, if any, on all the Notes then outstanding to be due and payable. If an event of default described in clause (8) above with respect to the Company occurs, 100% of the principal of and accrued and unpaid special interest, if any, on the Notes then outstanding will automatically become due and payable.

A copy of the Indenture and the form of the Note are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibits.

The net proceeds from this offering were approximately $391.2 million, after deducting the Initial Purchasers’ discounts and commissions and the Company’s estimated offering expenses. The Company expects to use (i) approximately $220.6 million of the net proceeds from this offering, together with the issuance of approximately 3.0 million shares of common stock, as the consideration for the exchange of approximately $219.0 million aggregate principal amount of the existing 2027 Notes (the “2027 Notes Exchanges”), (ii) approximately $63.1 million of the net proceeds from this offering, together with the issuance of approximately 2.2 million shares of common stock, as the consideration for the exchange of $61.95 million aggregate principal amount of the existing 2028 notes, which constitutes the remaining outstanding amount of the existing 2028 notes (the “2028 Notes Exchanges”, and together with the 2027 Notes Exchanges, the “Exchanges”) and (iii) approximately $56.5 million of the net proceeds from the offering of the Notes to repay $56.3 million principal amount of the term loans outstanding under the Credit Agreement. In addition, the Company used approximately $31.4 million of cash on hand to pay the cost of the Capped Call Transactions (as defined below).

Capped Call Transactions

On October 7, 2025, in connection with the pricing of the Notes and on October 8, 2025, concurrently with the Initial Purchasers’ exercise of the option to purchase additional Notes, the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with each of Banco Santander, S.A. , BNP Paribas, Mizuho Markets Americas LLC, Truist Bank and Wells Fargo Bank, National Association (collectively, the “Option Counterparties”). The Capped Call Transactions cover, subject to customary adjustments, the number of shares of common stock that initially underlie the Notes sold. The Capped Call Transactions have an initial strike price of approximately $101.05 per share, subject to adjustments, which corresponds to the approximate initial conversion price of the Notes. The Capped Call Transactions are expected generally to reduce potential dilution to the common stock upon any conversion of Notes and/or offset any cash payments the Company would be required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price. If, however, the market price per share of common stock exceeds the cap price of the Capped Call Transactions, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the common stock exceeds the cap price. The cap price of the Capped Call Transactions is initially approximately $141.82 per share, which represents a premium of 100% over the last reported sale price of the common stock of $70.91 per share on October 7, 2025, and is subject to certain adjustments under the terms of the Capped Call Transactions.

A copy of the form of the Capped Call Transaction confirmation is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Capped Call Transaction confirmation does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Items 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Convertible Notes

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act, and for resale by the Initial Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement (as defined below) pursuant to which the Company sold the Notes to the Initial Purchasers. Initially, a maximum of 5,676,176 shares of common stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 14.1023, which is subject to customary anti-dilution adjustment provisions. The shares of common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

To the extent that any shares of the common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the common stock.

2027 Notes and 2028 Notes Exchanges

On October 7, 2025, the Company entered into privately-negotiated exchange agreements with certain holders of the Company’s outstanding 2027 Notes and 2028 Notes with respect to the Exchanges. Closings of the Exchanges are expected to take place on or about October 14, 2025. The Company expects to use the net proceeds from the offering of the Notes to fund the Exchanges. Immediately following the closings of the Exchanges, $100.5 million in aggregate principal amount of the 2027 Notes and none of the 2028 Notes will remain outstanding.

The Exchanges were conducted as a private placement and the shares of common stock issued in the Exchanges were issued pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. The shares of common stock will be issued only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and institutional “accredited investors” (as such term is defined in Rule 501 of the Securities Act).

Item 8.01	Other Events.

Purchase Agreement

On October 7, 2025, the Company entered into a purchase agreement (the “Purchase Agreement”) with UBS Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”), to issue and sell the Notes.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Pricing Press Release

On October 8, 2025, the Company issued a press release announcing the pricing of its offering of $350 million aggregate principal amount of the Notes in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of October 10, 2025, between Semtech Corporation, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 0% Convertible Senior Notes due 2030 (included in Exhibit 4.1).

10.1	Form of Capped Call Confirmation.

99.1	Press release issued by Semtech Corporation, dated October 8, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMTECH CORPORATION

Date: October 10, 2025	/s/ Mark Lin
	Name:	Mark Lin
	Title:	Chief Financial Officer